Exhibit 99.1

For: Cygne Designs, Inc.

Cygne Designs, Inc.

Roy E. Green, Chief Financial Officer

212-997-7767 ext 242

CYGNE ANNOUNCES NEW CREDIT ARRANGEMENT

AND CLOSING OF EQUITY OFFERING

New York, New York, August 6, 2007—Cygne Designs, Inc. (Nasdaq: CYDS) today announced that it had entered into a $15 million secured revolving credit arrangement and had closed the sale of 2,655,073 shares of Common Stock and warrants to purchase up to 1,062,030 shares of Common Stock at $1.95 per share, from which it received gross proceeds of $3,664,000.

The credit arrangement, which replaces Cygne’s expired factoring arrangement with Milberg Factors, provides Cygne with $15 million of working capital borrowings, as well as a $2 million letter of credit facility to support a guaranty in favor of one of its suppliers. The credit agreement terminates on August 31, 2009, although Cygne can terminate it at any time upon 60 days notice and the Lender can terminate at any time upon a default under the credit agreement. Borrowings bear interest at the Lender’s announced base rate plus one quarter of one percent, and are secured by all the assets of Cygne.

In the private equity placement, Cygne issued 2,655,073 shares at a price of $1.38 per share, representing a 15% discount to the average closing price of the common stock on the 10 consecutive trading days ended July 20, 2007. The $1.95 exercise price per share of the warrant represents a 20% premium to the average closing price of the common stock on the 10 consecutive trading days ended July 20, 2007. The warrants are exercisable at any time during the period beginning November 2007 and ending July 2012. Cygne has agreed to register the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants for resale under the Securities Act of 1933, as amended. Cygne intends to use the proceeds of the offering for working capital purposes.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.